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Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) of TGC Industries, Inc. for the registration of its common stock and the related Joint Proxy Statement/Prospectus of TGC Industries, Inc. and Dawson Geophysical Company and to the incorporation by reference therein of our reports dated December 11, 2013, with respect to the consolidated financial statements of Dawson Geophysical Company, and the effectiveness of internal control over financial reporting of Dawson Geophysical Company, incorporated by reference in its Annual Report (Form 10-K) for the year ended September 30, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
November 6, 2014

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  Exhibit 23.5
Consent of Independent Registered Public Accounting Firm